Ex 99.1
ASX / MEDIA RELEASE

Notice of Potential Non-Selection as Future Service Provider for Existing Customer

SYDNEY, Australia and Bellevue, Washington. – 17 April 2023 – Limeade (ASX: LME, or the Company), an immersive employee well-being company that creates healthy employee experiences, understands that a top 5 customer, the State of Washington Health Care Authority (HCA), has publicly shared that another organization is the “Apparent Successful Bidder” for its ”Wellness Portal” services starting at the earliest 1 January 2024. The “Apparent Successful Bidder” designation confers the right to negotiate a contractual agreement with the HCA. No official notice of non-renewal has been shared with Limeade, and Limeade continues to serve the State of Washington as its customer. The customer’s current contract with Limeade runs to 31 December 2023 and allows the HCA the right to extend through 2024.

The Contracted Annual Recurring Revenue (CARR) associated with that contract for the 2024 fiscal year was expected by Limeade to be US2.9 million (currently US5.4 million). Limeade will provide further information, if appropriate, in accordance with its continuous disclosure obligations.

Limeade reaffirms its 2023 guidance for Revenue, Adjusted EBITDA and NPAT provided 1 March 2023.

This release dated 17 April 2023 has been authorised for lodgement to ASX by the Board of Directors of Limeade and lodged by Mr Danny Davies the Limeade ASX Representative.

– ENDS –

Contact Information

Company	Investor Relations / Media (AU)
Mr Henry Albrecht	Dr Thomas Duthy
Chief Executive Officer	Nemean Group for Limeade
henry.albrecht@limeade.com	thomas.duthy@limeade.com
+1 425 908 0216	+61 402 493 727

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About Limeade
Limeade is an immersive employee well-being company that creates healthy employee experiences. Limeade Institute science guides its industry-leading software and its own award-winning culture. Today, millions of users in over 100 countries use Limeade solutions to navigate the future of work. By putting well-being at the heart of the employee experience, Limeade reduces burnout and turnover while increasing well-being and engagement — ultimately elevating business performance. To learn more, visit www.limeade.com (ASX listing: LME).

Limeade, Inc. Australian Registered Business Number 637 017 602, a public limited company registered under the Washington Business Corporation Act (UBI Number: 602 588 317).

Disclosure
This ASX release does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of any securities referred to herein in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful. Any securities referred to herein have not been registered under the US Securities Act of 1933, as amended (the "US Securities Act") and may not be offered or sold in the United States or to US persons absent registration or an applicable exemption from registration under the US Securities Act and applicable state securities laws. In addition, any hedging transactions involving the securities referred to herein may not be conducted unless in compliance with the US Securities Act.

Limeade, Inc.	ARBN 637 017 602	10885 NE 4th Street ∙ Suite 400 ∙ Bellevue ∙ WA 98004